Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Twist Bioscience Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.00001 par value per share	457(c) and 457(h)	1,999,800	(2)	$25.21	(3)	$50,414,958.00	$110.20 per million	$5,555.73
Equity	Common Stock, $0.00001 par value per share	457(c) and 457(h)	498,940	(4)	$21.43	(5)	$10,692,284.20	$110.20 per million	$1,178.29
Total Offering Amounts							$61,107,242.20		$6,734.02
Total Fee Offsets									—
Net Fee Due									$6,734.02

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the common stock, $0.00001 par value per share (the “Common Stock”), of Twist Bioscience Corporation (the “Registrant”) that become issuable with respect to the securities identified in the above table, by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents 1,999,800 additional shares of Common Stock reserved for issuance under the 2018 Equity Incentive Plan resulting from an automatic annual increase in the number of shares reserved for issuance under such plan.

(3)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $25.21 was computed by averaging the high and low prices of a share of the Registrant’s Common Stock as reported on the Nasdaq Stock Market on November 22, 2022.

(4)	Represents 498,940 additional shares of Common Stock under the 2018 Employee Stock Purchase Plan (the “2018 ESPP”) resulting from an automatic annual increase in the number of shares reserved for issuance under such plan.

(5)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is equal to 85% of $25.21, which was computed by averaging the high and low prices of a share of the Registrant’s Common Stock as reported on the Nasdaq Stock Market on November 22, 2022. Under the 2018 ESPP, the purchase price of a share of common stock is equal to 85% of the fair market value of the Registrant’s common stock on the offering date or the purchase date, whichever is less.